EXHIBIT 2.1


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                        AGREEMENT AND PLAN OF MERGER


                                  among

                       COMPUTER SCIENCES CORPORATION,

                         PATRIOT ACQUISITION CORP.

                                   and

                    POLICY MANAGEMENT SYSTEMS CORPORATION



                        Dated as of June 20, 2000











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


                              TABLE OF CONTENTS

                                                                        Page
                                                                        ----

ARTICLE I  THE OFFER......................................................1
     Section 1.1   The Offer..............................................1
     Section 1.2   Company Action.........................................3
     Section 1.3   Directors..............................................4

ARTICLE II  THE MERGER....................................................5
     Section 2.1   The Merger.............................................5
     Section 2.2   Effect of the Merger...................................5
     Section 2.3   Closing................................................5
     Section 2.4   Consummation of the Merger.............................6
     Section 2.5   Articles of Incorporation; By-Laws; Directors
                     and Officers.........................................6
     Section 2.6   Effect on Capital Stock................................6
     Section 2.7   Exchange of Certificates...............................7
     Section 2.8   Stock Options..........................................8
     Section 2.9   Restricted Stock.......................................8

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY................8
     Section 3.1   Organization and Qualification.........................8
     Section 3.2   Subsidiaries...........................................9
     Section 3.3   Authority Relative to Agreements......................10
     Section 3.4   Non-Contravention.....................................10
     Section 3.5   Capitalization........................................10
     Section 3.6   SEC Filings...........................................11
     Section 3.7   Financial Statements..................................11
     Section 3.8   Absence of Certain Changes or Events..................12
     Section 3.9   Governmental Approvals................................12
     Section 3.10  Compliance with Laws; No Default......................13
     Section 3.11  Information Supplied..................................14
     Section 3.12  Litigation............................................14
     Section 3.13  Intellectual Property; Computer Software..............15
     Section 3.14  Trade Secrets.........................................16
     Section 3.15  Severance Arrangements................................17
     Section 3.16  Taxes.................................................17
     Section 3.17  Employee Benefit Plans................................18
     Section 3.18  Environmental Matters.................................20
     Section 3.19  Customer Relationships................................20
     Section 3.20  Certain Transactions	20
     Section 3.21  Title to Properties; Absence of Liens and
                     Encumbrances........................................21
     Section 3.22  Insurance.............................................21
     Section 3.23  State Takeover Statutes; Certain Charter Provisions   21

     Section 3.24  Opinion of Financial Advisor..........................22
     Section 3.25  Brokers...............................................22
     Section 3.26  Termination of Existing Agreement.....................22
     Section 3.27  Certain Business Practices............................22

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION.....22
     Section 4.1   Organization and Qualification........................22
     Section 4.2   Authorization of Agreement, Non-Contravention, Etc....23
     Section 4.3   Information Supplied..................................23
     Section 4.4   Interim Operations of Acquisition.....................24
     Section 4.5   Brokers...............................................24
     Section 4.6   Financing.............................................24

ARTICLE V  CERTAIN AGREEMENTS............................................24
     Section 5.1   Conduct of the Company's Business.....................24
     Section 5.2   Stockholder Approval; Preparation of Proxy Statement..26
     Section 5.3   Access to Information.................................27
     Section 5.4   Further Assurances....................................28
     Section 5.5   Inquiries and Negotiations............................28
     Section 5.6   Notification of Certain Matters, Etc..................31
     Section 5.7   Indemnification.......................................31
     Section 5.8   Employee Benefits.....................................32
     Section 5.9   Section 16 Matters....................................33
     Section 5.10  Works Councils........................................33

ARTICLE VI  CONDITIONS TO THE MERGER.....................................33
     Section 6.1   Conditions to the Obligations of the Parties..........34

ARTICLE VII  TERMINATION AND ABANDONMENT.................................34
     Section 7.1   Termination and Abandonment...........................34
     Section 7.2   Effect of Termination.................................35

ARTICLE VIII  MISCELLANEOUS..............................................36
     Section 8.1   Nonsurvival of Representations and Warranties.........36
     Section 8.2   Expenses, Etc.........................................36
     Section 8.3   Publicity.............................................36
     Section 8.4   Execution in Counterparts.............................36
     Section 8.5   Notices...............................................36
     Section 8.6   Waivers...............................................37
     Section 8.7   Entire Agreement......................................38
     Section 8.8   Applicable Law........................................38
     Section 8.9   Binding Effect, Benefits..............................38
     Section 8.10  Assignability.........................................38
     Section 8.11  Amendments............................................38
     Section 8.12  Interpretation........................................39

                                     ii


                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of June 20, 2000, among COMPUTER SCIENCES CORPORATION, a Nevada corporation ("Parent"), PATRIOT ACQUISITION CORP., a South Carolina corporation and a wholly owned subsidiary of Parent ("Acquisition"), and POLICY MANAGEMENT SYSTEMS CORPORATION, a South Carolina corporation (the "Company").

     WHEREAS, the Boards of Directors of the Company, Parent and Acquisition each has, in light of and subject to the terms and conditions set forth herein, (i) determined that a business combination between Parent and the Company is fair to their respective shareholders and in the best interests of such shareholders and (ii) accordingly has approved a Merger of Acquisition with and into the Company, with the Company as the Surviving Corporation (the "Surviving Corporation"), upon the terms and subject to the conditions set forth herein (the "Merger");

     WHEREAS, by resolutions duly adopted, the respective Boards of Directors of the Company, Parent and Acquisition have approved and adopted this Agreement and the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows:

                                 ARTICLE I
                                 THE OFFER

     Section 1.1    The Offer.
                    ---------

          (a) Provided that nothing shall have occurred that, had the Offer referred to below been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in Annex I hereto, as promptly as reasonably practicable after the public announcement of the terms of this Agreement, but in no event later than one week after the date hereof, Acquisition shall (and Parent shall cause Acquisition to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 (the "Exchange Act")), an offer (the "Offer") for all of the outstanding shares of common stock, par value $.01 per share, of the Company (individually a "Share" and collectively, the "Shares") at a price for each Share of $16.00, net to the seller in cash (the "Offer Price"). The obligation of Acquisition to accept for payment and to pay for any Shares tendered shall be subject only to (i) the condition that at least two-thirds of the Shares on a fully-diluted basis, together with the Shares then owned by Parent and/or Acquisition, (including for purposes of such calculation all Shares issuable upon exercise of all vested and unvested Company Stock Options that vest prior to the Effective Time, but excluding any Shares held by the Company or any of its subsidiaries) be validly tendered (the "Minimum Condition"), and
(ii) the other conditions set forth in Annex I hereto. Acquisition expressly reserves the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that (i) the Minimum Condition may be amended or waived only with the prior written consent of the Company and (ii) no change may be made that changes the form of consideration to be paid, decreases the price per Share or the number of Shares sought in the Offer, imposes conditions to the Offer in addition to those set forth in Annex I, extends the expiration date of the Offer beyond the initial expiration date of the Offer (except as provided in (b), below) or makes any other change which is adverse to the holders of the Shares. Subject to satisfaction of the conditions contained in Annex I, Acquisition shall accept for payment all Shares validly tendered pursuant to the Offer as soon as it is permitted to do so under applicable law and shall pay for such Shares promptly thereafter.

          (b) The Offer shall initially be scheduled to expire 20 business days following the commencement thereof. If, at a then-scheduled expiration date, the conditions to the Offer have not been satisfied (other than conditions which are not capable of being satisfied), Acquisition may extend the Offer from time to time until December 31, 2000, without the consent of the Company, for such amount of time as is reasonably necessary to cause such Offer Conditions to be satisfied, no such extension to exceed ten business days. Without limiting the right of Acquisition to extend the Offer pursuant to the immediately preceding sentence, at the request of Company, Acquisition shall, and Parent shall cause Acquisition to, extend the expiration date of the Offer in one or more periods of not more than ten business days each (but in no event later than December 31, 2000), if (i) any of the conditions set forth in Annex I shall not have been satisfied or waived at the scheduled or extended expiration date of the Offer, (ii) such condition is reasonably capable of being satisfied, and (iii) Company is in material compliance with all of its covenants in this Agreement, subject to the cure provisions of paragraph (b)(ii) of Annex I. Notwithstanding the foregoing, Acquisition may, without the consent of the Company, (i) extend the Offer for any period required by any rule or regulation of the Securities and Exchange Commission (the "SEC") applicable to the Offer and (ii) if more than 80% but less than 90% of the outstanding Shares shall have been validly tendered pursuant to the Offer as of the scheduled or extended expiration date, extend the Offer for an aggregate period of not more than five business days beyond the latest expiration date that would otherwise be permitted under clause (i) of this sentence.

          (c) As soon as practicable on the date the Offer is commenced, Parent and Acquisition shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall contain as an exhibit or incorporate by reference the Offer to Purchase (or portions thereof) and forms of the related letter of transmittal and summary advertisement. Parent and Acquisition agree that they shall cause the Schedule TO, the Offer to Purchase and all amendments or supplements thereto (which together constitute the "Offer Documents") to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other Applicable Laws. Each of Parent, Acquisition and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Acquisition further agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Acquisition agree to provide in writing the Company and its counsel with any comments Parent, Acquisition or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.

     Section 1.2    Company Action.
                    --------------

          (a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company's shareholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the South Carolina Business Corporation Act ("SCBCA") and (iii) subject to its fiduciary duties under applicable law, as determined by the Board of Directors in good faith after consultation with counsel, unanimously resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its shareholders. The Company has been advised that all of its directors who own Shares intend to tender their Shares pursuant to the Offer. The Company will promptly furnish Parent with a list of its shareholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Parent such additional information (including updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. Parent and Acquisition and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their reasonable efforts to cause their agents to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control.

          (b) As soon as practicable on the day that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that, subject to its fiduciary duties under applicable law, as determined by the Board of Directors in good faith after consultation with counsel, shall reflect the recommendations of the Company's Board of Directors referred to above. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable laws. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff

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


with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Parent and its counsel an opportunity to participate in the response of the Company to such comments, including by participating with the Company or its counsel in any discussions with the SEC or its staff. The Company, Parent and Acquisition each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the
Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC.

     Section 1.3    Directors.
                    ---------

          (a) Effective upon the acceptance for payment of any Shares pursuant to the Offer, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Acquisition (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, to the extent requested by Parent, the Company will also use its best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Board and (ii) each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors of the Company. Notwithstanding the provisions of this Section 1.3, the parties hereto shall use their respective best efforts to ensure that at least two of the members of the Company's Board of Directors shall, at all times prior to the Effective Time, be directors of the Company who were directors of the Company on the date hereof (the "Continuing Directors"); provided that if there shall be in office fewer than two Continuing Directors for any reason, the Company's Board of Directors shall cause a person designated by the remaining Continuing Director to fill such vacancy who shall be deemed to be a Continuing Director for all purposes of this Agreement, or if no Continuing Directors then remain, the other directors of the Company then in office shall designate two persons to fill such vacancies who will not be officers or employees or affiliates of the Company, Parent or Acquisition or any of their respective Subsidiaries and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement.

          (b) The Company's obligations to appoint Parent's designees to the Company's Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and

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


directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section, so long as Parent shall have provided to the Company on a timely basis the information referred to in the following sentence. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

          (c) Following the election or appointment of Parent's designees pursuant to Section 1.3(a) and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize (and such authorization shall constitute the authorization of the Company's Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Company's Board of Directors, any extension of time for performance of any obligation or action hereunder by Parent or Acquisition, any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, any consent or action by the Board of Directors of the Company hereunder and any other action of the Company hereunder which adversely affects the holders of Shares (other than Parent or Acquisition).

                                  ARTICLE II
                                  THE MERGER

     Section 2.1    The Merger.
                    ----------
                    Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), in accordance with this Agreement and the SCBCA, Acquisition shall be merged with and into the Company. Following the Merger, the separate existence of Acquisition shall cease and the Company shall continue as the surviving corporation.

     Section 2.2    Effect of the Merger.
                    --------------------
                    Upon the effectiveness of the Merger, the Surviving Corporation shall succeed to and assume all the rights and obligations of the Company and Acquisition in accordance with the SCBCA and the Merger shall otherwise have the effects set forth in Section 33-11-106 of the Code of Laws of South Carolina of 1976, as amended (the "South Carolina Code").

     Section 2.3    Closing.
                    -------
                    Unless this Agreement shall have been terminated previously, and subject to the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth herein, the consummation of the Merger (the "Closing") will take place as promptly as practicable, but in no event later than 10:00 a.m. on the second business day following the satisfaction or waiver of all the conditions (other than conditions which, by their nature are to be satisfied at closing, but subject to those conditions) to the obligations of the parties to effect the Merger set forth herein (the "Closing Date"), at the offices of Dewey Ballantine LLP, New York, New York 10019, unless another time, date or place is agreed to by the parties hereto.

     Section 2.4    Consummation of the Merger.
                    --------------------------
                    Upon the Closing, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of the State of South Carolina properly executed articles of merger in accordance with the SCBCA, which shall be effective upon filing or on such later date as may be agreed by the parties and specified therein (the time of such effectiveness being the "Effective Time").

     Section 2.5    Articles of Incorporation; By-Laws; Directors and
                    -------------------------------------------------
                    Officers.
                    --------

          (a) The Articles of Incorporation of Acquisition in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation (except that such Articles of Incorporation shall be amended to provide that the name of the Surviving Corporation shall be changed) until thereafter amended in accordance with the provisions thereof and as provided by the SCBCA. The By-Laws of Acquisition in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, the Articles of Incorporation of the Surviving Corporation and the SCBCA.

          (b) From and after the Effective Time and until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws, (i) the directors of Acquisition at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Acquisition at the Effective Time shall be the officers of the Surviving Corporation.

     Section 2.6    Effect on Capital Stock.
                    -----------------------

                    As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of Shares or any shares of capital stock of Acquisition:

          (a)  Common Stock of Acquisition.
               ---------------------------
               Each share of common stock, par value $.01 per share, of Acquisition that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving
Corporation.

          (b)  Cancellation of Excluded Shares.
               -------------------------------
               Each Share that is owned by Acquisition or any subsidiary or affiliate of Acquisition, or by any Subsidiary (as hereinafter defined) or held in the treasury of the Company, but not Shares held in any Company benefit plan or the Company Stock Employee Compensation Trust (collectively, the "Excluded Shares") shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

          (c)  Conversion of Shares.
               --------------------
               Each Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be converted into the right to receive the highest price paid per share pursuant to the Offer (the "Merger Consideration"):

     Section 2.7    Exchange of Certificates.
                    ------------------------

          (a) As of the Effective Time, Parent shall deposit with Chase Mellon Shareholder Services, LLC, or such other agent or agents as may be appointed by Parent and Acquisition (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article 2, through the Exchange Agent an amount of cash equal to the aggregate Merger Consideration payable pursuant to Section 2.6 (such amount of cash is hereinafter referred to as the "Exchange Fund"), in exchange for outstanding Shares.

          (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.6: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check representing the proper amount of Merger Consideration may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
Section 2.7, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

          (c) In the event that any Certificate for Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration, as may be required pursuant to this Agreement; provided, however, that Parent or the Exchange Agent, may, in its discretion, require the delivery of a suitable bond and/or indemnity.

          (d) Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand, and any shareholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Parent as general creditors for payment of their claims for Merger Consideration.

          (e) Neither Parent nor the Company shall be liable to any holder of Shares for amount of cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Section 2.8    Stock Options.
                    -------------

          (a) At the Effective Time, each outstanding option to purchase Shares (a "Company Stock Option or collectively "Company Stock Options") issued pursuant to any Company stock option plan (referred to collectively as the "Company Plans"), whether vested or unvested, shall be cancelled in exchange for a single lump sum cash payment (less any applicable income or employment tax withholding) payable by Parent at the Effective Time equal to the Cash-Out Price. For purposes hereof, the Cash-Out Price shall be equal to the product of (x) the number of Shares subject to such Company Stock Option immediately prior to the Effective Time, whether vested or unvested, and (y) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Stock Option.

          (b) Subject to Schedule 2.8(b), the parties will cooperate to take all reasonable steps necessary to give effect to Section 2.8(a).

          (c) Except as disclosed in writing to Parent prior to the date hereof, the Company agrees that it will not grant any stock options, stock appreciation rights, stock units, deferred stock awards or other rights to acquire Shares or any other interest in Company common stock or any other equity security of the Company and will not take any action to accelerate the exercisability or vesting of Company Stock Options and/or permit cash payments to holders of Company Stock Options with respect to such Company Stock Options.

     Section 2.9    Restricted Stock.
                    ----------------
                    The Company currently has outstanding 257,146 shares of restricted stock ("Company Restricted Stock"). At the Effective Time, each share of Company Restricted Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be converted into and shall become an amount in cash equal to the Merger Consideration. The agreements evidencing the grants of such Company Restricted Stock shall be cancelled.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Acquisition that, except as set forth in the Schedules hereto or the Company SEC Filings:

     Section 3.1    Organization and Qualification.
                    ------------------------------
                    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties and assets owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as hereinafter defined) on the Company. As used herein, "Material Adverse

Effect" shall mean, with respect to any party, a material adverse effect on
(i) the business, assets, liabilities, condition (financial or other), prospects or operating results of such party and its subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement; provided that changes in the general economy or in the public securities markets shall not, in and of themselves, constitute a Material Adverse Effect. The Company has heretofore made available to Acquisition complete and correct copies of its minute books and its Articles of Incorporation and By-Laws.

     Section 3.2  Subsidiaries.
                  ------------

          (a) Except for shares of, or other ownership interests in, the Subsidiaries (as hereinafter defined), the Company does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into or exchangeable or exercisable for capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture or other similar non-corporate business enterprise. Each Subsidiary is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate, partnership or limited liability company power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Each Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties and assets owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the Company. Each Subsidiary and its jurisdiction of incorporation or organization is identified in the Company's Annual Report on Form 10-K for the year ended December 31, 1999. The Company has heretofore made available to Acquisition complete and correct copies of the minute books and the charter and by-laws (or other organizational documents) of all Subsidiaries.

          (b) All the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary are validly issued, fully paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights) and are owned by the Company or by a wholly-owned Subsidiary of the Company, free and clear of any liens, claims, charges, encumbrances or adverse claims ("Liens"), and there are no proxies outstanding or restrictions on voting with respect to any such shares.

          For purposes of this Agreement, the term "Subsidiary" shall mean any corporation or other business entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time owned by the Company and/or one or more other Subsidiaries.

     Section 3.3    Authority Relative to Agreements.
                    --------------------------------
                    The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject (if required) to the approval and adoption of this Agreement by a two-thirds vote of the stockholders of the Company (the "Company Stockholder Approval"), to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than (if required) the approval and adoption of this Agreement by a two-thirds vote of the stockholders of the Company. This Agreement has been duly executed and delivered by the Company and, subject to such stockholder approval, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     Section 3.4    Non-Contravention.
                    -----------------
                    The execution and delivery of this Agreement by the Company do not and the consummation by the Company of the transactions contemplated hereby will not (i) conflict with any provision of the Articles of Incorporation or By-Laws of the Company; (ii) except as set forth on
Schedule 3.4, result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration or termination of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary or their respective properties; or (iii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any asset of the Company or any Subsidiary; other than (in the case of clauses (ii) and (iii) above) such as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     Section 3.5    Capitalization.
                    --------------
                    The authorized capital stock of the Company consists of
(i) 75,000,000 Shares and (ii) 5,000,000 shares of Special Stock, $.01 par value ("Special Stock"). As of June 19, 2000, 35,585,905 Shares were issued and outstanding, all of which were duly and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar right and no Shares were held in the Company's treasury. No shares of Special Stock are outstanding. Each of the Company's stock option or restricted stock plans (the "Company Stock Plans") and options to acquire Shares or shares of restricted stock of the Company outstanding on the date hereof (the "Company Stock Rights"), including, without limitation, information concerning the date of vesting of such options or the lapse of restrictions on such restricted stock, strike prices of such options and the acceleration of such vesting or removal of such restrictions, in either case, by virtue of the Merger or the other transactions contemplated hereby, are set forth on Schedule 3.5. As of June 19, 2000, 8,341,825 Shares were reserved for issuance under the Company Stock Plans. Except for options to purchase an aggregate 7,602,180 (as of June 19, 2000) Shares granted pursuant to the Company Stock Plans, and except as set forth on Schedule 3.5, no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire, or any securities convertible into or exchangeable or exercisable for, any shares of or other interest in any class of capital stock of the Company or any Subsidiary is authorized or outstanding and there is not any commitment of the Company or any Subsidiary to issue, or register under the Securities Act, any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. Neither the Company nor any Subsidiary has any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. Except as set forth on
Schedule 3.5, the Company is not party to or aware of any agreement relating to the voting or transfer of Shares.

     Section 3.6    SEC Filings.
                    -----------
                    The Company has made available to Acquisition true and complete copies of each form, report, schedule, definitive proxy statement and registration statement filed by the Company with the SEC subsequent to January 1, 1998 and on or prior to the date hereof (collectively, the "Company SEC Filings"), which are all forms, reports, schedules, statements and other documents (other than preliminary material) that the Company was required to file with the SEC. The Company SEC Filings (including, without limitation, any financial statements or schedules included or incorporated by reference therein) (i) were prepared in compliance with the requirements of the Securities Act of 1933 (together with the rules and regulations promulgated thereunder, the "Securities Act"), or the Exchange Act, as the case may be, and (ii) did not at the time of filing (or if amended, supplemented or superseded by a filing prior to the date hereof, on the date of that filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC.

     Section 3.7    Financial Statements.
                    --------------------
                    The consolidated balance sheet of the Company as of December 31, 1999 (the "Audited Balance Sheet") and the related statements of operations, cash flows and changes in stockholders equity for the year then ended, certified by PricewaterhouseCoopers, LLP (the "1999 Financials"), and the consolidated financial statements of the Company included in the Company SEC Filings have been prepared in accordance with generally accepted accounting principles consistently applied and consistent with prior periods, subject, in the case of unaudited interim consolidated financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. The consolidated balance sheets of the Company included in the 1999 Financials and the Company SEC Filings fairly present the consolidated financial position of the Company as of their respective dates, and the related consolidated statements of operations, cash flows and stockholders' equity included in the 1999 Financials and the Company SEC Filings fairly present the consolidated results of operations of the Company for the respective periods then ended, subject, in the case of unaudited interim financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. None of the Company and its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by generally accepted accounting principles to be reflected in a consolidated balance sheet (or reflected in the notes thereto), except for those (i) that are accrued or reserved against in the Company's financial statements (or reflected in the notes thereto) included in the 1999 Financials and the Company SEC Filings, (ii) that were incurred subsequent to March 31, 2000 in the ordinary course of business and consistent with past practice, or (iii) that would not individually or in the aggregate have a Material Adverse Effect on the Company.

     Section 3.8    Absence of Certain Changes or Events.
                    ------------------------------------
                    Except as disclosed in the Company SEC Filings or as set forth on Schedule 3.8, since December 31, 1999, neither the Company nor any Subsidiary has (i) issued any stock, bonds or other corporate securities,
(ii) borrowed any amount or incurred any material liabilities (absolute or contingent), except in the ordinary course of business, (iii) discharged or satisfied any lien or incurred or paid any obligation or liability (absolute or contingent) other than current liabilities shown on the consolidated balance sheet of the Company as of December 31, 1999 and current liabilities incurred since the date of such balance sheet in the ordinary course of business, (iv) declared or made any payment or distribution to stockholders or purchased or redeemed any shares of its capital stock or other securities,
(v) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than Liens for current real property taxes not yet due and payable, (vi) sold, assigned or transferred any of its tangible assets, or canceled any debts or claims, except in the ordinary course of business or as otherwise contemplated hereby, (vii) sold, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, (viii) made any changes in officer or executive compensation, (ix) waived any rights of substantial value, whether or not in the ordinary course of business, (x) entered into any transaction, except in the ordinary course of business or as otherwise contemplated hereby, (xi) made any material change in its accounting methods, principles or practices,
(xii) agreed, in writing or otherwise, to take any of the actions listed in clauses (i) through (xi) above, or (xiii) suffered any Material Adverse Effect.

     Section 3.9    Governmental Approvals.
                    ----------------------
                    No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental or regulatory authority ("Governmental Entity") is required to be made or obtained by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance by the Company with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or similar statutes or regulations of foreign jurisdictions, (ii) the filing of articles of merger with the Secretary of State of the State of South Carolina in accordance with the SCBCA, (iii) the filing with the SEC of (1) a proxy statement in definitive form for distribution to the stockholders of the Company in advance of the Stockholders Meeting in accordance with Regulation 14A promulgated under the Exchange Act (such proxy statement, as amended or supplemented from time to time, being herein referred to as the "Proxy Statement"), (2) the Schedule 14D-9 and (3) such reports under and such other compliance with the Exchange Act and Securities Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as are listed on Schedule 3.9 and (v) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of the Company to consummate the transactions contemplated hereby or the ability of the Surviving

Corporation or any Subsidiary to conduct its business after the Effective Time substantially as currently conducted by the Company or such Subsidiary.

     Section 3.10   Compliance with Laws; No Default.
                    --------------------------------

          (a) Neither the Company nor any Subsidiary is in default under or in violation of any order of any court, governmental authority or arbitration board or tribunal to which the Company or such Subsidiary is or was subject or in violation of any laws, ordinances, governmental rules or regulations (including, but not limited to, those relating to export controls, labor and employment matters and foreign corrupt practices) to which the Company or any Subsidiary is or was subject, except for such defaults or violations that, in the aggregate, would not have a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business (the "Company Permits"), which failure would have a Material Adverse Effect on the Company, and, after giving effect to the transactions contemplated hereby, all such licenses, permits, franchises and other governmental authorizations will continue to be valid and in full force and effect. Except as publicly disclosed by the Company in the Company SEC Filings, the Company and each of its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company in the Company SEC Filings, the businesses of the Company and each of its subsidiaries are not being conducted in violation of any law, ordinance, rule or regulation of any governmental entity, except for violations or possible violations which do not, and in the future will not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company in the Company SEC Filings, no investigation or review by any governmental entity with respect to the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, has any governmental entity indicated an intention to conduct the same, other than, in each case, those which will not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (b) Except (i) as set forth on Schedule 3.10, no violation of, default or event of default under, loss of benefit under, or right to terminate or accelerate (a "Violation") exists (and no event has occurred which, with notice or the lapse of time or both, would constitute a Violation) of any term, condition or provision of (A) the certificate or articles of incorporation or by-laws (or other organizational documents) of the Company or any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, obligation or commitment, instrument, permit, concession, franchise or license to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound except in the case of (A) and (B) for Violations which, in the aggregate, would not have a Material Adverse Effect on the Company.

     Section 3.11   Information Supplied.
                    --------------------

          (a) Each of the Schedule 14D-9 and the other documents required to be filed by the Company with the SEC in connection with the Offer, the Merger and the other transactions contemplated hereby, including the proxy or information statement relating to the meeting of the Company's shareholders to be held in connection with the Merger (the "Proxy Statement"), and the information supplied by the Company to Parent for inclusion or incorporation by reference in any such documents, will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and will not, on the date of its filing or dissemination, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (b) Notwithstanding the foregoing provisions of this Section 3.11, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Schedule 14D-9 based on information supplied by Parent or Acquisition expressly for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to Section 3.11.

     Section 3.12   Litigation.
                    ----------
                    Except as set forth on Schedule 3.12, there is no action, suit, investigation, proceeding or claim pending or, to the best knowledge of the Company, threatened against or affecting the Company or any Subsidiary, or their respective properties or rights, before any court or governmental body or arbitration board or tribunal, either alone or together with other similar actions, the outcome of which would reasonably be expected to have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company in the Company SEC Filings, none of the Company or any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which would have, individually or in the aggregate, a Material Adverse Effect on the Company or would reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     Section 3.13   Intellectual Property; Computer Software.
                    ----------------------------------------

          (a)  Patents, Trademarks, Tradenames, Etc.
               ------------------------------------
               Schedule 3.13 lists all material trademarks, trade names, service marks, service names, brand names, copyrights and patents, registrations thereof and applications therefor, owned by the Company or the Subsidiaries. All such trademarks, trade names, service marks, service names, brand names, copyrights, patents and registrations thereof and applications therefor are owned by, and may be used by, the Company or the appropriate Subsidiary free and clear of any third party rights, liens, claims, security interests or encumbrances, except for license rights granted to third parties in the ordinary course of business of the Company and the Subsidiaries. Except as disclosed on Schedule 3.13, neither the Company nor any of the Subsidiaries is violating the rights in any trademark, trade name, service mark, service name, copyright, patent, trade secret, know-how or other intangible right (collectively, "Intangible Rights") of any third party, except where such violation would not have a Material Adverse Effect on the Company. Except as disclosed on Schedule 3.13, upon consummation of the Merger, the Company and the Subsidiaries will continue to own or have the right to use all Intangible Rights necessary to conduct their respective businesses (other than any such Rights, the absence of which would not have a Material Adverse Effect on the Company). Except as disclosed on Schedule 3.13, Company is not a party to any action or proceeding (either as plaintiff, defendant, claimant, respondent or any other capacity), nor is any such action or proceeding now pending or threatened, involving a claim of infringement or other wrongful use or exploitation of patent rights, copyrights, or rights in trade names, trademark or service marks, or claim of misappropriation, breach of confidential relationship, or misuse of secret or confidential trade or technical information.

          (b)  Owned Software.
               --------------
               Schedule 3.13 also lists all software owned by the Company that is currently licensed to third parties by the Company or the Subsidiaries (the "Owned Software"). Except as disclosed on Schedule 3.13,
(i) the Company or one of the Subsidiaries has sole title to the Owned Software, free of all claims including claims or rights of employees, independent contractors, agents, consultants or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such Software; (ii) the Owned Software does not contain any Licensed Software (as hereinafter defined) or any other software (other than third party operating systems), or derivatives of any of the foregoing; and (iii) the Company has the right to use, market, distribute, sublicense, modify and copy the Owned Software, free and clear of any limitations or encumbrances (including any obligations to pay royalties). Schedule 3.13 also lists all the licensees of the Owned Software. Except as disclosed on Schedule 3.13, the Company is not infringing any Intangible Rights of any other person with respect to the Owned Software, and, to the best knowledge of the Company, no other person is infringing any Intangible Rights of Company with respect to the Owned Software.

          (c)  Licensed Software.
               -----------------
               Schedule 3.13 lists all material software (other than off-the-shelf or otherwise readily commercially available software) for which the Company or one of the Subsidiaries is a licensee, lessee or otherwise has obtained from a third party the right to use, market, distribute, sublicense or otherwise transfer the right to use such software (the "Licensed Software"). The Company and the Subsidiaries have made use of all copies of the Licensed Software in their possession as permitted by the respective license agreements in all material respects. Except as disclosed on Schedule 3.13, the Company and the Subsidiaries have complied with all material provisions of the license, lease or other similar agreement pursuant to which they have rights to use the Licensed Software, except where non-compliance would not have a Material Adverse Effect on the Company.

          (d)  Software Used in Business.
               -------------------------
               The transactions contemplated hereby will not cause a breach of, default under or otherwise trigger a right to terminate the license agreement by which the Company or one of the Subsidiaries licenses any Licensed Software or Owned Software or impair the Company's or the relevant Subsidiary's ability to use the Licensed Software or license the Owned Software in the same manner as such Software is currently used or licensed in the business of the Company and the Subsidiaries, except where such breach, default or right would not have a Material Adverse Effect on the Company.

          (e)  Contracts.
               ---------
               The Company or one of the Subsidiaries and, to the best knowledge of the Company, the other parties to any contract under which the Company or such Subsidiary is the licensor, lessor or has otherwise granted the rights to use any Owned Software are in compliance therewith and are not in breach of their obligations with respect thereto, except where non-compliance or breach would not have a Material Adverse Effect on the Company.

          (f)  Viruses.
               -------
               To the best knowledge of the Company, (x) there are no viruses in the Owned Software and there are no defects in the Owned Software that would prevent such software from performing in all material respects the tasks and functions that it was intended to perform except those that can be cured or otherwise corrected without a Material Adverse Effect on the Company and (y) the Owned Software is free from any problems associated with changes in the calendar date from December 31, 1999 to January 1, 2000 and no material customer of the Company or any Subsidiary has experienced any problems associated with changes in the calendar date from December 31, 1999 to January 1, 2000 that would have a Material Adverse Effect on the Company.

     Section 3.14   Trade Secrets.
                    -------------
                    Except as set forth on Schedule 3.14, since December 31, 1998, no third party has claimed or notified the Company or any Subsidiary that any person employed by or otherwise affiliated with the Company or any Subsidiary has, in respect of his or her activities to date, violated any of the terms or conditions of his or her employment contract with any third party, or disclosed or utilized any trade secrets or proprietary information or documentation of any third party, or interfered in the employment relationship between any third party and any of its employees, and to the knowledge of the Company, no person employed by or otherwise affiliated with the Company or any Subsidiary has employed any trade secrets or any information or documentation proprietary to any former employer, or violated any confidential relationship which such person may have had with any third party, in connection with the development or sale of any products of the Company or any Subsidiary.

     Section 3.15   Severance Arrangements.
                    ----------------------
                    Except as set forth on Schedule 3.15, neither the Company nor any Subsidiary is party to any agreement with any employee (i) the benefits of which (including, without limitation, severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement or (ii) providing severance benefits in excess of those generally available under the Company's severance policies as in effect on the date hereof (which are described on Schedule 3.15), or which are conditioned upon a change of control, after the termination of employment of such employees regardless of the reason for such termination of employment. Except as set forth on Schedule 3.15, neither the Company nor any Subsidiary is a party to any employment agreement or compensation guarantee extending for a period longer than one year from the date hereof.

     Section 3.16   Taxes.
                    -----

          (a) Except as set forth on Schedule 3.16, each of the Company and its Subsidiaries has (i) timely filed all material Tax Returns (as hereinafter defined) required to be filed by it in respect of any Taxes (as hereinafter defined), which Tax Returns were true, correct and complete in all material respects, (ii) timely paid or withheld all material Taxes that are due and payable with respect to the Tax Returns referred to in clause (i) (other than Taxes that are being contested in good faith by appropriate proceedings and are adequately reserved for in the Company's most recent consolidated financial statements included in the Company SEC Filings), (iii) established reserves that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of the Company and the Subsidiaries through the date hereof, and (iv) to the best knowledge of the Company, complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper governmental authorities all material amounts required to be so withheld and paid over.

          (b) Except as set forth on Schedule 3.16, (i) there is no deficiency, claim, audit, action, suit, proceeding or investigation now pending or threatened against or with respect to the Company or any Subsidiary in respect of any material Taxes, and (ii) there are no requests for rulings or determinations in respect of any Taxes pending between the Company or any Subsidiary and any taxing authority.

          (c) Except as set forth on Schedule 3.16, (i) within the last five years, neither the Company nor any Subsidiary has been a member of an affiliated group filing consolidated, combined or unitary Tax Returns other than a group for which the Company was the common parent and (ii) neither the Company nor any Subsidiary has any material liability for Taxes of any other person under Treasury regulations Section 1.1502-6, as a transferee or successor, by contract or otherwise.

          (d) Except as set forth on Schedule 3.16, neither the Company nor any Subsidiary has executed or entered into (or prior to the Effective Time will execute or enter into) with the Internal Revenue Service or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessments or collection of any material Taxes for which the Company or any Subsidiary would be liable, which period has not since expired, or (ii) a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of foreign, state or local Tax law that relates to the assets or operations of the Company or any Subsidiary.

          (e) For purposes of this Agreement, "Tax" (and with correlative meaning, "Taxes") shall mean all federal, state, local, foreign or other taxing authority net income, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

          (f) For purposes of this Agreement, "Tax Return" means all federal, state, local and foreign tax returns, estimates, information statements and reports relating to Taxes.

     Section 3.17   Employee Benefit Plans.
                    ----------------------

          (a) Schedule 3.17 lists or by June 30, 2000, will list all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all bonus, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee or director of the Company or any Subsidiary (together, the "Plans"), except where the cost to the Company that could reasonably be incurred pursuant to any plan not so listed would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has made available, or by June 30, 2000, will make available, to Parent, if applicable, a copy of (i) the three (3) most recent annual reports on Form 5500 filed with the Internal Revenue Service for each disclosed Plan, including any actuarial and auditor reports required to be filed with the annual reports, (ii) the most recent plan documents and related trust documents, adoption agreements, nondiscrimination test reports for the last three (3) years, and all amendments thereto for each such Plan, including, in the case of any Plan not set forth in writing, a written description thereof, (iii) the most recent summary plan descriptions for each Plan, (iv) the most recent favorable IRS determination letter and antecedent application materials, and (v) the most recent funding and service agreements and most current insurance policies or contracts with respect to the Plans.

          (b) Except as set forth on Schedule 3.17, each of the Company and the Subsidiaries has complied and currently is in compliance in all material respects, both as to form and operation, with all applicable law, including but not limited to, provisions of ERISA and the Code with respect to each Plan disclosed in Schedule 3.17.

          (c) Each Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and to the knowledge of the Company no event has occurred and no condition or circumstance has existed or exists which would result in the disqualification of such Plan.

          (d) Except as set forth on Schedule 3.17, neither the Company nor any Subsidiary has ever maintained, adopted or established, contributed or been required to contribute to, or otherwise participated in or been required to participate in, a "multiemployer plan" (as defined in Section 3(37) of ERISA). No amount is due or owing from the Company or any of the Subsidiaries on account of a "multiemployer plan" (as defined in Section 3(37) of ERISA) or on account of any withdrawal therefrom.

          (e) Other than routine claims for benefits and liability for premiums due to the Pension Benefit Guaranty Corporation, neither the Company nor any Subsidiary has incurred any material liability with respect to a Plan that is currently due and owing and has not yet been satisfied, including, without limitation, under ERISA (including, without limitation, Title I or Title IV thereof), the Code or other applicable law, and no event has occurred, and, to the best knowledge of the Company, there exists no condition or set of circumstances (other than the accrual of benefits under the normal terms of the Plans), that could result in the imposition of any material liability on the Company or any Subsidiary with respect to a Plan, including, without limitation, under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable law with respect to a Plan.

          (f)  Except as required by applicable law or as set forth on
Schedule 3.17, neither the Company nor any Subsidiary has committed itself, orally or in writing, (x) to provide or cause to be provided to any person any payments or provision of any "welfare" or "pension" benefits (as defined in Sections 3(1) and 3(2) of ERISA) in addition to, or in lieu of, those payments or benefits set forth under any Plan, (y) to continue the payment of, or accelerate the payment of, benefits under any Plan, except as expressly set forth thereunder, or (z) to provide or cause to be provided any severance or other post-employment benefit, salary continuation, termination, disability, death, retirement, health or medical benefit to any person (including, without limitation, any former or current employee), except as set forth under any Plan.

          (g) With respect to each Plan which is subject to any laws, regulations, or jurisdiction outside the United States, (collectively, the "Non-U.S. Plans"), each of the following is true, except to the extent the failure to be true would not have a Material Adverse Effect on the Company:

               (i) Each Non-U.S. Plan is in compliance with the laws and regulations applicable to such plan, including but not limited to, any reporting, disclosure, funding, or registration requirements;

               (ii) Each Non-U.S. Plan and related funding arrangement that is intended to qualify for tax-favored status has been reviewed and approved for such status by the appropriate governmental authority (or has been submitted for such review and approval within the applicable time period), and nothing has occurred and no condition exists that may cause the loss or denial of such tax-favored status; and

               (iii) The consummation of the transactions contemplated by this Agreement will not create or otherwise result in any liability with respect to any Non-U.S. Plan.

     Section 3.18   Environmental Matters.
                    ---------------------
                    Each of the Company and its subsidiaries conducts its business and operations in material compliance with all applicable federal, state and local laws, ordinances and regulations relating to pollution or protection of human health or the environment (collectively, "Environmental Laws"), and neither the Company nor any of its Subsidiaries has received notice of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, hazardous or toxic material, waste, or any other substance regulated by any Environmental Law (collectively, an "Environmental Event") by the Company or any of its Subsidiaries, the outcome of which could reasonably be expected to have Material Adverse Effect. To the knowledge of the Company, no notice of any material Environmental Event was given to any person or entity that occupied any of the premises occupied by or used by the Company or any of its Subsidiaries prior to the date such premises were so occupied. Without limiting the generality of the foregoing, to the knowledge of the Company, neither the Company nor any subsidiary has disposed of or placed on or in any property or facility used in its business any waste materials, hazardous materials, hazardous substances or any other substance regulated by any Environmental Law in violation of law, which would have a Material Adverse Effect on the Company.

     Section 3.19   Customer Relationships.
                    ----------------------
                    Except as set forth on Schedule 3.19, neither the Company nor any Subsidiary has, since January 1, 1999, lost, or been notified that it will lose or suffer diminution in its relationship with any material customer (defined as the top fifteen (15) customers measured by revenue), and, to the best knowledge of the Company, no representative of any material customer has notified the Company or any Subsidiary that, in the event of a change of ownership of the Company such as contemplated by this Agreement, the Company or any Subsidiary would, lose or suffer diminution in its relationship with any such material customer.

     Section 3.20   Certain Transactions.
                    --------------------
                    Except as disclosed in the Company SEC Filings or as set forth on Schedule 3.20, there are no material transactions or arrangements between the Company or any Subsidiary and (i) any director or executive officer of the Company or (ii) any other person or entity controlling or under common control with the Company.

     Section 3.21   Title to Properties; Absence of Liens and Encumbrances.
                    ------------------------------------------------------
                    Except as reflected in the most recent balance sheet (including any related notes thereto) contained in the Company SEC Reports, as set forth in Schedule 3.21 or with respect to assets disposed of since December 31, 1999 in the ordinary course of business and consistent with past practice, each of the Company and its Subsidiaries has good and valid title to all its owned assets and properties, in each case free and clear of all liens, claims, charges, security interests or other encumbrances, other than
(x) liens for taxes not yet delinquent or (y) security interests securing indebtedness not in default for the purchase price of or lease rental payments on property purchased or leased under capital lease arrangements in the ordinary course of business or (z) such imperfections and irregularities of title or Liens as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, in either case in such a manner as to have a Material Adverse Effect on the Company. Any real property and buildings held under lease by the Company or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases, and there is not, to the knowledge of the Company, under any such leases, any existing material default or event of default by any party thereto (or event which with notice of lapse of time, or both, would constitute a material default), with such exceptions as are not material and would not individually or in the aggregate have a Material Adverse Effect on the Company and do not interfere with the use made and proposed to be made of such property and buildings.

     Section 3.22   Insurance.
                    ---------
                    Schedule 3.22 sets forth a list of all material insurance policies of the Company and the Subsidiaries (the "Insurance Policies"). The Insurance Policies are in full force and effect and provide insurance in such amounts and against such risks as are customary for companies of similar size in the same business as the Company and the Subsidiaries. All premiums with respect to the Insurance Policies have been paid, and no notice of cancellation or termination has been received with respect to any such Insurance Policy. With respect to each of the litigation matters set forth on Schedule 3.12, no carrier of any Insurance Policy has asserted any denial of coverage. The Insurance Policies will remain in full force and effect and will not in any way be affected by, or terminate or lapse by reason of, any of the transactions contemplated hereby.

     Section 3.23   State Takeover Statutes; Certain Charter Provisions.
                    ---------------------------------------------------
                    Prior to the date hereof, the Board of Directors of the Company has approved this Agreement and the Merger and the other transactions contemplated hereby, and such approval is sufficient to render inapplicable to the Merger the provisions of Title 35 of the South Carolina Code and the provisions of Article 9(j) of the Company's Articles of Incorporation.

     Section 3.24   Opinion of Financial Advisor.
                    ----------------------------
                    The Company has received the opinion of Credit Suisse First Boston Corporation, dated June 20, 2000, substantially to the effect that the consideration to be received in the Offer and the Merger by the holders of Shares is fair to such holders from a financial point of view, a copy of which opinion has been (or promptly will be) delivered to Parent.

     Section 3.25   Brokers.
                    -------
                    No person is entitled to any brokerage or finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and as a result of any action taken by or on behalf of the Company, other than Credit Suisse First Boston Corporation pursuant to an engagement letter dated March 17, 2000, a copy of which has been furnished to Parent.

     Section 3.26   Termination of Existing Agreement.
                    ---------------------------------
                    The Amended and Restated Agreement and Plan of Merger dated as of April 27, 2000 ("WCAS Agreement") by and among Politic Acquisition Corp. ("Politic") and the Company and any other related agreements have been duly terminated without liability or expense of the Company other than payment of the fee and expenses referred to at Section 5.05(b) thereof.

     Section 3.27   Certain Business Practices.
                    --------------------------
                    Except where the amount of losses, penalties, claims and damages that could reasonably be incurred as a result of such conduct would not, individually or in the aggregate, have a Material Adverse Effect on the Company, none of the Company, any of its subsidiaries or any directors, officers, agents or employees of the Company or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

                                  ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION

     Parent and Acquisition represent and warrant to the Company as follows:

     Section 4.1    Organization and Qualification.
                    ------------------------------
                    Each of Parent and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Acquisition is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties and assets owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Parent.

     Section 4.2    Authorization of Agreement, Non-Contravention, Etc.
                    --------------------------------------------------
                    Each of Parent and Acquisition has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by each Parent and Acquisition and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of each of Parent and Acquisition. This Agreement has been duly executed and delivered by each of Parent and Acquisition and constitutes the legal, valid and binding obligation of each of Parent and Acquisition, enforceable against each of Parent and Acquisition in accordance with its terms. The execution and delivery of this Agreement by each of Parent and Acquisition does not, and the consummation by Acquisition of the transactions contemplated hereby will not, (i) conflict with any provision of the Articles of Incorporation or By-Laws of Parent or Acquisition; (ii) result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, its subsidiaries or their respective properties; or (iii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any asset of Parent, its subsidiaries or their respective properties, other than (in the case of clauses (ii) and (iii) above) such as would not, individually or in the aggregate, have a Material Adverse Effect on Parent. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be made or obtained by Parent or Acquisition in connection with the execution and delivery of this Agreement by Parent or Acquisition or the consummation by Parent or Acquisition of the transactions contemplated hereby, except for (i) compliance by

Parent with the HSR Act, (ii) the filing of articles of merger with the Secretary of State of the State of South Carolina in accordance with the SCBCA, and (iii) the filing with the SEC of (1) the Offer Documents and (2) such reports under and such other compliance with the Exchange Act and Securities Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby. As of the date hereof, Parent does not beneficially own any Shares.

     Section 4.3    Information Supplied.
                    --------------------

          (a) Each of the Offer Documents and the other documents required to be filed by Parent with the SEC in connection with the Offer, the Merger and the other transactions contemplated hereby, and the information supplied by Parent to the Company in connection with the Schedule 14D-9, will comply as to form, in all material respects, with the requirements of the Exchange Act and the Securities Act, as the case may be, and will not, on the date of its filing or dissemination, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (b) Notwithstanding the foregoing provisions of this Section 4.3, no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by the Company expressly for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to
Section 4.3.

     Section 4.4    Interim Operations of Acquisition.
                    ---------------------------------
                    Acquisition was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     Section 4.5    Brokers.
                    -------
                    No person is entitled to any brokerage, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and as a result of any action taken by or on behalf of Parent or any of its subsidiaries, other than Goldman Sachs & Co.

     Section 4.6    Financing.
                    ---------
                    Parent has, or will have, sufficient funds available to purchase, or to cause Acquisition to purchase, all the Shares pursuant to the Offer and the Merger and to pay all fees and expenses related to the transactions contemplated by this Agreement.

                                  ARTICLE V
                             CERTAIN AGREEMENTS

     Section 5.1    Conduct of the Company's Business.
                    ---------------------------------
                    Without the consent of Parent, not to be unreasonably withheld, and except as contemplated by this Agreement or as described in
Schedule 5.1, during the period from the date hereof to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, seek to keep available the service of its current officers and employees and seek to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. The Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed) or as set forth in Schedule 5.1 or as otherwise expressly contemplated by this Agreement:

          (a) the business of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice;

          (b) neither the Company nor any Subsidiary shall, directly or indirectly, do any of the following: (i) sell, pledge, dispose of or encumber (or permit any Subsidiary to sell, pledge, dispose of or encumber) any assets of the Company or any Subsidiary, except sell or dispose of inventory, immaterial assets or in the ordinary course of business and consistent with past practice; (ii) except as contemplated hereby, amend or propose to amend its Certificate or Articles of Incorporation or By-Laws (or similar organizational documents); (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares (except for any dividends paid in the ordinary course to the Company or to any wholly-owned Subsidiary); (iv) redeem, purchase, acquire or offer to acquire (or permit any Subsidiary to redeem, purchase, acquire or offer to acquire) any shares of its capital stock; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (b);

          (c) neither the Company nor any Subsidiary shall (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets whether pursuant to the Company Stock Plans or otherwise; provided that the Company may issue Shares upon the exercise of currently outstanding Company Stock Rights that are stock options; (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof (except an existing wholly-owned Subsidiary); (iii) incur any indebtedness for borrowed money or issue any debt securities in an amount exceeding $100,000 in the aggregate, except for working capital loans in the ordinary course of business and any amounts necessary to pay the amounts pursuant to Section 5.05(b) of the WCAS Agreement; (iv) enter into or modify any material contract, lease, agreement or commitment, except in the ordinary course of business and consistent with past practice; (v) terminate, modify, assign, waive, release or relinquish any contract rights or amend any material rights or claims not in the ordinary course of business or (vi) settle or compromise any claim, action, suit or proceeding pending or threatened against the Company, or, if the Company may be liable or obligated to provide indemnification, against the Company's directors or officers, before any court, governmental agency or arbitrator, except in the ordinary course of business; provided that nothing herein shall require any action that might impair or otherwise affect the obligation of any insurance carrier under any insurance policy maintained by the Company;

          (d) neither the Company nor any Subsidiary shall grant any increase in the salary or other compensation of its employees except (i) pursuant to the terms of employment agreements in effect on the date hereof and previously disclosed to Parent and (ii) in the case of employees who are not executive officers of the Company, in the ordinary course of business and consistent with past practice, or grant any bonus to any employee other than bonuses that are immaterial in amount to employees who are not executive officers of the Company or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any employee of the Company or any Subsidiary;

          (e) neither the Company nor any Subsidiary shall (except for salary increases for employees who are not executive officers of the Company in the ordinary course of business and consistent with past practice) adopt or amend, in any respect, except as contemplated hereby or as may be required by applicable law or regulation, any collective bargaining, bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees (including, without limitation, any such plan or arrangement relating to severance or termination pay);

          (f) neither the Company nor any Subsidiary shall take any action that would make any representation or warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time, or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time; and

          (g) each of the Company and the Subsidiaries shall use its best efforts, to the extent not prohibited by the foregoing provisions of this
Section 5.1, to maintain its relationships with its suppliers and customers, and if and as requested by Parent, the Company shall schedule, and the management of the Company shall participate in, meetings of representatives of Parent with employees of the Company or any Subsidiary;

          (h) neither the Company nor any Subsidiary shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any or its subsidiaries (other than the Merger);

          (i) neither the Company nor any Subsidiary shall alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary; and

          (j) neither the Company nor any Subsidiary shall make any Tax election or settle or compromise any Tax liability material to the Company and its subsidiaries taken as a whole.

     Section 5.2    Stockholder Approval; Preparation of Proxy Statement.
                    ----------------------------------------------------

          (a) If the Company Stockholder Approval is required by law, the Company shall, as promptly as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval. Subject to its fiduciary duties under applicable law, as determined by the Board of Directors in good faith after consultation with counsel, the Company shall, through its Board of Directors, recommend to its stockholders that the Company Stockholder Approval be given. Notwithstanding the foregoing, if Parent or Acquisition shall acquire beneficial ownership of at least 90% of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the merger of Acquisition and the Company to become effective as soon as practicable after the expiration of the Offer without a Stockholders Meeting in accordance with the short form merger provisions of the SCBCA.

          (b) If the Company Stockholder Approval is required by law, the Company shall, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the SEC and shall use all reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Company shall give Parent an opportunity to comment on any correspondence with the SEC or its staff or any proposed material to be included in the Proxy Statement prior to transmission to the SEC or its staff and shall not transmit any such material to which Parent reasonably objects. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement.

          (c) Parent agrees to cause all Shares owned by Parent or any subsidiary of Parent to be voted in favor of the Company Stockholder Approval.

     Section 5.3    Access to Information.
                    ---------------------

          (a) The Company shall, and shall cause the Subsidiaries and its and their respective officers, directors, employees, representatives and agents to, afford, from the date hereof to the Effective Time, the officers, employees, representatives and agents of Acquisition reasonable access during regular business hours to its officers, employees, agents, properties, books, records and workpapers, and shall promptly furnish Acquisition all financial, operating and other information and data as Acquisition, through its officers, employees or agents, may reasonably request.

          (b) Except as required by law, Acquisition shall hold, and will cause its respective officers, employees, representatives and agents to hold, any confidential information of the Company or any of its Subsidiaries in accordance with the Confidentiality Agreement between the Company and Parent.

          (c) No investigation pursuant to this Section 5.3 or belief contemplated by Section 5.6(c) shall affect, add to or subtract from any representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto to effect the Merger.

          (d) Between the date hereof and the Effective Time, the Company shall furnish to Parent, within 30 business days after the end of each calendar month (commencing with June 2000), an unaudited consolidated balance sheet of the party furnishing such information as of the end of such month and the related consolidated statements of earnings and shareholders' equity (deficit) for such period, and, within 45 business days after the end of each calendar quarter, a statement of cash flows for the quarter then ended, each prepared in accordance with generally accepted accounting principles in conformity with the practices consistently applied by the Company with respect to its monthly and quarterly financial statements. All the foregoing shall be in accordance with the books and records of the Company and shall fairly present its consolidated financial position (taking into account the differences between the monthly and quarterly statements prepared by the Company in conformity with its past practices) as of the last day of the period then ended.

     Section 5.4    Further Assurances.
                    ------------------
                    Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, (i) cooperating in the preparation and filing of the Offer Documents, any filings that may be required under the HSR Act or similar governmental legal requirements, and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement;
(iii) contesting any legal proceeding relating to the Merger; and (iv) executing any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent and the Company agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the shareholder vote with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action. Parent shall cause Acquisition to comply with its obligations under this Agreement. Without limiting the generality of the foregoing, if requested by any governmental authority, Parent and the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or its subsidiaries ability to retain or operate, any of the businesses, product lines or assets of Parent, the Company or their respective subsidiaries, provided that (i) any such action is conditioned on the consummation of the Offer or the Merger and (ii) such action would not be material in the context of the Company and its subsidiaries taken as a whole.

     Section 5.5    Inquiries and Negotiations.
                    --------------------------

          (a) In connection with any Alternative Transaction (as hereinafter defined), from the date hereof until the termination of this Agreement, the Company, the Subsidiaries and their respective officers, directors, employees, representatives and other agents will not, directly or indirectly, solicit or initiate any discussions, submissions of proposals or offers or negotiations with, or continue any pre-existing discussions with, or participate in any negotiations or discussions with, or provide any information or data of any nature whatsoever to, or otherwise cooperate in any other way with, or assist or participate in, facilitate or encourage any effort or attempt by, any person, corporation, entity or "group" (as defined in Section 13(d) of the Exchange Act) other than Parent and its affiliates, representatives and agents (each, a "Third Party"). Notwithstanding the foregoing, if required by the fiduciary duties of the Company's Board of Directors as determined in good faith by the Board of Directors after consultation with counsel, and if solely in connection with a Superior Proposal (as hereinafter defined) or a proposal that is reasonably likely to lead to a Superior Proposal, then but only then may the Company take any of the foregoing actions. The Company shall promptly notify Parent if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations, including discussions or negotiations commenced prior to the date hereof, are sought to be initiated or continued with, the Company in respect of an Alternative Transaction, and shall, in any such notice to Parent, indicate the identity of the Third Party and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter shall keep Parent informed, on a current basis, of all material developments affecting the status and terms of any such proposals or offers or the status of any such discussions or negotiations. Without limiting the generality of the foregoing, the Company shall provide Parent with not less than two business days' notice prior to the execution by the Company of any definitive agreement with respect to any Alternative Transaction or any public announcement relating to the approval of any Alternative Transaction. Prior to furnishing any non-public information to, or entering into negotiations or discussions with, any Third Party, the Company shall obtain an executed confidentiality agreement from such Third Party on terms substantially the same as, or no less favorable to the Company in any material respect than, those contained in the Confidentiality Agreement; provided such agreement need not contain a "standstill" provision or otherwise restrict the ability of the Third Party to make a proposal to the Company's Board of Directors. The Company shall not release any Third Party from, or waive any provision of, any such confidentiality agreement or any other confidentiality or standstill agreement to which the Company is a party, other than any such provision that would prevent or otherwise restrict the ability of a Third Party to make a proposal to the Company's Board of Directors. As of the date hereof, the Company shall cease, and shall use best efforts to cause the

Subsidiaries and the officers, directors, employees, representatives and other agents of the Company and the Subsidiaries, to cease, all discussions, negotiations and communications with all Third Parties and demand the immediate return of all confidential information previously provided to Third Parties, except with respect to a Third Party which has made a proposal as to which the Board of Directors has made the determinations contemplated by the second sentence of this Section 5.5(a). As used in this Agreement, the term "Alternative Transaction" shall mean any (i) merger, consolidation, recapitalization, tender or exchange offer, debt restructuring or similar transaction involving the Company or its Shares, (ii) the sale of more than 25% of the common stock or other capital stock of the Company or (iii) sale of assets (including stock of subsidiaries) representing more than 25% of the assets of the Company and its subsidiaries, taken as a whole. As used in this Agreement, a "Superior Proposal" means any bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than two-thirds of the Shares then outstanding or all or substantially all the consolidated assets of the Company and otherwise on terms which the Company Board by a majority vote determines in its good faith judgment (after consultation with a financial adviser of nationally recognized reputation and with the advice of such financial adviser as to the financial ability of the potential acquiror) to be more favorable to the Company's shareholders than the Merger.

          (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Parent or its designated beneficiary within two business days following such Payment Event, (i) a fee of $19 million in cash, plus
(ii) all documented out-of-pocket costs and expenses of Parent, including, without limitation, financing fees, fees and expenses of counsel, accountants, investment bankers and other advisors, filling fees and printing expenses up to a maximum of $5 million. In the event that this Agreement shall be terminated for any other reason and the Company shall have failed to comply with or perform, or shall have breached, in any material respect, any of its covenants or agreements contained herein, the Company shall pay to Parent or its designated beneficiary, within two business days following such termination, the fees and expenses referred to in clause (ii) of the preceding sentence; provided that such fees and expenses shall not be so payable if Parent shall have failed to comply with or perform, or shall have breached, in any material respect, any of its covenants or agreements contained herein.

          (c) For purposes of this Agreement, the term "Payment Event" shall mean (w) the termination of this Agreement by Parent pursuant to Section 7.1(d); (x) the Company's entering into a written agreement with respect to an Alternative Transaction, as contemplated by Section 7.1(c)(i), or the termination of this Agreement by the Company in connection with the commencement of a tender offer by a Third Party, pursuant to Section 7.1(c)(i); (y) within 12 months of the date of termination of this Agreement (other than by reason of Parent's failure to comply with or perform, or its breach of, in any material respect any of its agreements or covenants contained herein), the agreement of the Company to enter into, or the consummation of, a transaction that is the subject of an inquiry, proposal or offer that is an Alternative Transaction that was publicly announced or submitted to the Company prior to the termination of this Agreement; or (z) the termination of this Agreement by the Company pursuant to Section 7.1(e) and within 12 months of the date of termination of this Agreement (other than by reason of

Parent's failure to comply with or perform, or its breach of, in any material respect, any of its agreements or covenants contained herein), the Company agrees to enter into, or consummates, a transaction that is an Alternative Transaction.

          (d)  The Company acknowledges that the agreements contained in this
Section 5.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 5.5, and, in order to obtain such payment, the other party commences a suit that results in a judgment against the Company for the fee or fees and expenses set forth in this Section 5.5, the Company shall also pay to Parent its costs and expenses incurred in connection with such litigation.

          (e) This Section 5.5 shall survive any termination of this Agreement, however caused and is intended to benefit Parent and shall be binding on the successors and assigns of the Company.

     Section 5.6    Notification of Certain Matters, Etc.
                    ------------------------------------

          (a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or failure to occur, of any event that such party believes would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure of the Company or Parent, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that failure to give such notice shall not constitute a waiver of any defense that may be validly asserted.

          (b) Parent shall not take any action that would make any representation or warranty of Parent hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time, or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

     Section 5.7    Indemnification.
                    ---------------

          (a) Parent will provide, until the sixth anniversary of the Closing Date, the directors and officers of the Company who are currently covered by the Company's existing insurance and indemnification policy an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy or, if substantially equivalent coverage is unavailable, the best available coverage; provided, that Parent shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

          (b) After the Effective Time, the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its subsidiaries (the "Indemnified Persons") against (i) all losses, claims, damages, costs, expenses (including without limitation counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any claim, demand, action suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was an officer or director of the Company or any of its subsidiaries, whether or not pertaining to any matter existing or occurring at or prior o the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time (the "Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under applicable law or under the Surviving Corporation's certificate of incorporation or bylaws. Each Indemnified Person is intended to be a third party beneficiary of this
Section 5.7 and may specifically enforce its terms. This Section 5.7 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company's certificate of incorporation or bylaws.

          (c) This Section 5.7 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, and shall be binding on the successors and assigns of Parent and the Surviving Corporation.

     Section 5.8    Employee Benefits.
                    -----------------

          (a) From and after the Effective Time, the Surviving Corporation and its Subsidiaries will honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company or any of its Subsidiaries and any current or former executive officer or director of the Company or any of its Subsidiaries of a type required to be filed (or described in a document filed) with the SEC pursuant to the Exchange Act, which agreements are described on Schedule 5.8 or included in the Company SEC Filings, subject to any modifications thereto agreed to by any such officers or directors with the Surviving Corporation.

          (b) From and after the Effective Time, employees of the Company shall participate in all benefit plans of Parent to the same extent as similarly situated employees of Parent. To the extent permitted under applicable law, each employee of the Company or its Subsidiaries shall be given credit for all service with the Company or its Subsidiaries (or service credited by the Company or its Subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by the Surviving Corporation in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual including, without limitation, for purposes of determining (i) short-term and long-term disability benefits, (ii) severance benefits, (iii) vacation benefits and
(iv) benefits under any retirement plan.

          (c) If there is a material reduction, in the aggregate, in the employee benefits provided to employees of the Company six months after the Effective Time as compared to the benefits provided on the date hereof there will be a one-time equitable cash adjustment for those affected employees.

          (d) Effective as of immediately prior to the purchase of Shares in the Offer, the Company shall cause (i) every plan intended to be qualified under Section 401(a) of the Code which has a cash or deferred arrangement under Section 401(k) of the Code (the "Retirement Plans") to be terminated in accordance with applicable law and the terms of such Retirement Plans and
(ii) the account of each participant in each Retirement Plan as of termination date to become one hundred percent (100%) vested and nonforfeitable. Parent will cause there to be no gap in 401(k) plan availability.

     Section 5.9    Section 16 Matters.
                    ------------------
                    Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Shares (including derivative securities with respect to the Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

     Section 5.10   Works Councils.
                    --------------
                    Prior to the Effective Time, the Company and Parent shall notify all works councils, as appropriate, as to the transactions contemplated hereby, shall reasonably consult with such works council to the extent required, and shall make such changes to this Agreement as are mutually agreed by Parent and the Company as required as a result of such consultations.

     Section 5.11   Promissory Notes.
                    ----------------

          (a) Within one business day following the execution and delivery of promissory notes substantially in a form attached as Exhibit 5.11 hereto with respect to each such payment, Parent will (i) make a payment to Politic or its designated beneficiary, on behalf of Company, of the amount required to be paid by Company pursuant to Section 5.05(b)(i) of the WCAS Agreement; and (ii) make a payment to Politic or its designated beneficiary, on behalf of Company, of the amount required to be paid by Company pursuant to Section 5.05(b)(ii) of the WCAS Agreement.

          (b) Following the execution and delivery of a revolving promissory note substantially in the form of Exhibit 5.11, with such differences thereto to be mutually agreed between the parties in good faith promptly after the date hereof, Parent will loan to Company, upon request from the Company from time to time, funds for use as working capital up to the aggregate amount of Thirty Million Dollars ($30,000,000). Notwithstanding the foregoing, such promissory note shall have the following terms: (i) interest, repayment and default provisions substantially as provided in Exhibit 5.11; (ii) a $1 million minimum draw-down; (iii) a minimum three business day's notice of a draw-down; and (iv) all draw-downs to be subject to actual need as reasonably demonstrated by Company to Parent pursuant to a form of takedown letter to be mutually agreed between the parties in good faith. Company represents to Parent that it does not presently anticipate requiring a draw-down prior to July 31, 2000.

          (c) Immediately prior to the occurance of the "Event of Default" as described and defined in Section 6.1(k) of the Credit Agreements (as the term "Credit Agreements" is defined in the subordination agreement (the "Subordination Agreement") of even date herewith by and among Company, Parent and Bank of America, N.A., as agent for the Senior Lenders, as defined therein), and notwithstanding any termination of this Agreement, the promissory notes referred to in paragraphs (a) and (b) of this Section 5.11 will be accelerated and paid in full. Company will take all steps required to comply with the Subordination Agreement in order to comply with this
Section 5.11(c).

                                  ARTICLE VI
                           CONDITIONS TO THE MERGER

     Section 6.1    Conditions to the Obligations of the Parties.
                    --------------------------------------------
                    The respective obligations of the parties to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) if required by applicable law, this Agreement shall have been duly approved by the holders of two-thirds of the outstanding Shares, in accordance with applicable law and the Articles of Incorporation and By-Laws of the Company;

          (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains or enjoins the consummation of the Merger, provided that the party invoking this condition shall have complied with its obligations under Section 5.4 hereof; and

          (c) Acquisition shall have accepted for payment and paid for Shares pursuant to the Offer, provided that Parent and Acquisition may not assert this condition if the failure to accept Shares for payment was in breach of this Agreement or related to a breach by Parent or Acquisition.

                                  ARTICLE VII
                          TERMINATION AND ABANDONMENT

     Section 7.1    Termination and Abandonment.
                    ---------------------------
                    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

          (a) by mutual action of the Boards of Directors of Parent and the Company;

          (b) by either the Company or Parent if the Offer has expired without the acceptance of Shares thereunder, or the purchase of Shares pursuant to the Offer shall not have occurred on or prior to the close of business on December 31, 2000; unless, in any case, each such event has been caused by the breach of this Agreement by the party seeking such termination;

          (c)  by the Company if, prior to purchase of Shares in the Offer,
(i) the Company shall enter into a definitive written agreement with respect to an Alternative Transaction with a Third Party, or a Third Party has commenced a tender offer which, in either case, the Board of Directors of the Company believes in good faith is a Superior Proposal; provided, that the Company has complied with Section 5.5 and all amounts payable under Section
5.5 hereof shall have been paid prior to such termination; or (ii) the representations and warranties of Parent contained in this Agreement shall not be true and correct (except to the extent that the aggregate of all breaches thereof would not have a Material Adverse Effect on Parent) at the date hereof and as of the consummation of the Offer with the same effect as if made at and as of the consummation of the Offer (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct as of such earlier date, and in any event, subject to the foregoing Material Adverse Effect qualification), or Parent shall have failed to perform in all material respects its covenants and obligations contained in this Agreement, which failure to perform has not been cured within ten business days after the giving of written notice to Parent;

          (d) by Parent, if, prior to the purchase of Shares in the Offer, the Board of Directors of the Company shall have withdrawn, modified or amended in a manner adverse to Acquisition its approval or recommendation of the Merger or approved, recommended or endorsed any proposal for, or authorized the Company to enter into, an Alternative Transaction; or

          (e) by the Company on or following August 20, 2000 and prior to the purchase of Shares in the Offer if (i) the waiting period with respect to the purchase of Shares in the Offer under the HSR Act or similar statutes or regulations of foreign jurisdictions shall not have expired or been terminated, (ii) the Board of Directors of the Company shall determine in good faith, after consultation with counsel, that it believes that there is a substantial likelihood that the conditions set forth in clause (i) will not be satisfied by December 31, 2000, and (iii) the Company has provided Parent with at least two weeks' notice prior to termination.

Any party desiring to terminate this Agreement pursuant to this Section 7.1 shall give notice to the other party in accordance with Section 8.5.

     Section 7.2    Effect of Termination.
                    ---------------------
                    Except as provided in Sections 5.5, 5.11(c) and 8.2, in the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 7.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or its stockholders or directors or officers in respect thereof, except that nothing herein shall relieve any party from liability for any willful breach hereof.

                                  ARTICLE VIII
                                  MISCELLANEOUS

     Section 8.1    Nonsurvival of Representations and Warranties.
                    ---------------------------------------------
                    None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time, provided that this Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

     Section 8.2    Expenses, Etc.
                    -------------

          (a) Subject to Section 5.5, in the event that the transactions contemplated by this Agreement are not consummated, neither the Company, on the one hand, nor Acquisition, on the other hand, shall have any obligation to pay any of the fees and expenses of the other incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts; provided, however, that if this Agreement shall have been terminated as a result of the willful and material misrepresentations by a party or the willful and material breach by a party of any of its covenants and agreements contained herein, such party shall pay the costs and expenses incurred by the other parties in connection with this Agreement.

          (b) In the event that the transactions contemplated by this Agreement are consummated, the Company shall pay all of the fees and expenses of Acquisition incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other advisors.

     Section 8.3    Publicity.
                    ---------
                    The Company and Acquisition agree that they will not issue any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior consent of the other party, except that the Company may make such public disclosure that it believes in good faith to be required by law (in which event such party shall consult with the other prior to making such disclosure).

     Section 8.4    Execution in Counterparts.
                    -------------------------
                    For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 8.5    Notices.
                    -------
                    All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand or national overnight courier service, transmitted by telecopy or mailed by registered or certified mail, postage prepaid, as follows:

          If to Parent or Acquisition to:

               Computer Sciences Corporation
               2100 E. Grand Avenue
               El Segundo, CA  90245
               Telecopy:  (310) 322-9767
               Attention:  General Counsel

          with a copy to:

               Gibson, Dunn & Crutcher LLP
               Jamboree Center
               4 Park Plaza
               Irvine, CA  92614-8557
               Telecopy: (949) 451-4220
               Attention: Ronald S. Beard

          If to the Company, to:

               Policy Management Systems Corporation
               One PMSC Center
               Columbia, SC  29202
               Telecopy:  (803) 333-4747
               Attention:  President

          with a copy to:

               Dewey Ballantine LLP
               1301 Avenue of the Americas
               New York, New York  10019-6092
               Telecopy: (212) 259-6333

               Attention:  Morton A. Pierce
                           Richard D. Pritz

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto.

     Section 8.6    Waivers.
                    -------
                    The Company, on the one hand, and Parent, on the other hand, may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions of the other contained in this Agreement; or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     Section 8.7    Entire Agreement.
                    ----------------
                    This Agreement, its Exhibits and Schedules and the other documents executed at the Effective Time in connection herewith constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

     Section 8.8    Applicable Law.
                    --------------
                    This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina, without regard to principles of conflict of laws.

     Section 8.9    Binding Effect, Benefits.
                    ------------------------
                    Except as otherwise stated herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Except as otherwise stated herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided, however, that the provisions of Section 5.7 hereof shall accrue to the benefit of, and shall be enforceable by, each of the current and former directors and officers of the Company.

     Section 8.10   Assignability.
                     -------------
                    Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other party hereto.

     Section 8.11   Amendments.
                     ----------
                    This Agreement may be varied, amended or supplemented at any time before or after the approval and adoption of this Agreement by the stockholders of the Company by action of the respective boards of directors of the Company and Acquisition, without action by the stockholders thereof; provided that, after approval and adoption of this Agreement by the Company's stockholders, no such variance, amendment or supplement shall, without consent of such stockholders, reduce the amount or alter the form of the consideration that the holders of the capital stock of the Company shall be entitled to receive upon the Effective Time pursuant to Article II hereof. Without limiting the generality of the foregoing, this Agreement may only be amended, varied or supplemented by an instrument in writing, signed by the parties hereto.

     Section 8.12   Interpretation.
                    --------------
                    As used herein, "best efforts" or similar formulations shall mean "all commercially reasonable efforts." References to the "knowledge" of the Company, or similar formulations, shall mean to the actual knowledge of the executive officers of the Company. As used herein, "including" or similar formulations shall mean "including without limitation."

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement and Plan of Merger as of the day and year first above written.

                                  POLICY MANAGEMENT SYSTEMS CORPORATION


                                  By /s/ Stephen G. Morrison
                                     ----------------------------------
                                     Name:  Stephen G. Morrison
                                     Title: Executive Vice President



                                  COMPUTER SCIENCES CORPORATION


                                  By /s/ Paul T. Tucker
                                     ----------------------------------
                                     Name:  Paul T. Tucker
                                     Title: Vice President



                                  PATRIOT ACQUISITION CORP.


                                  By /s/ Paul T. Tucker
                                     ----------------------------------
                                     Name:  Paul T. Tucker
                                     Title: Vice President

                                  ANNEX I
                         CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer or this Agreement, and in addition to (and not in limitation of) Acquisition's rights to extend and amend the Offer (subject to the provisions of this Agreement), and subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) relating to Acquisition's obligation to pay for or return tendered shares after termination of the Offer, Acquisition shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, may delay the acceptance for payment of any Shares pursuant to Section 1.1(b) of this Agreement, may extend the Offer by one or more times, in all cases subject to
Section 1.1(b), and may terminate the Offer at any time after the expiration date thereof, subject to the right of the Company pursuant to Section 1.1(b) to request that Acquisition extend the Offer, if (i) less than two-thirds of the outstanding Shares on a fully-diluted basis (including for purposes of such calculation all Shares issuable upon exercise of all vested Company Stock Options and unvested Company Stock Options that vest prior to the Effective Time, but excluding any Shares held by the Company or any of its subsidiaries) have been tendered pursuant to the Offer by the expiration of the Offer and not withdrawn; (ii) any applicable waiting period under the HSR Act or similar statutes or regulations of foreign jurisdictions has not expired or terminated; (iii) all necessary consents and approvals from all Governmental Entities shall not have been obtained on terms and conditions reasonably satisfactory to Parent; or (iv) at any time after the date of this Agreement, and before acceptance for payment of any Shares, any of the following events shall occur and be continuing:

          (a) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any domestic or foreign court or other Governmental Entity which directly or indirectly (i) prohibits, or makes illegal, the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement, (ii) renders Acquisition unable to accept for payment, pay for or purchase some or all of the Shares or (iii) imposes material limitations on the ability of Parent effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders, except in each case as contemplated by the final sentence of Section 5.4 of the Merger Agreement;

          (b) (i) the representations and warranties of the Company contained in this Agreement shall not be true and correct (except to the extent that the aggregate of all breaches thereof would not have a Material Adverse Effect on the Company) at the date hereof and as of the consummation of the Offer with the same effect as if made at and as of the consummation of the Offer (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct as of such earlier date, and in any event, subject to the foregoing Material Adverse Effect qualification), (ii) the Company shall have failed to perform in all material respects its covenants and obligations contained in this Agreement, which failure to perform has not been cured within ten business days after the giving of written notice to the Company, or (iii) except as disclosed in the Company SEC Filings or Schedule 3.8, there shall have occurred since March 31, 2000 any events or changes which constitute a Material Adverse Effect on the Company, other than as a result of the announcement or expectation of the Merger;

          (c) (1) a tender offer or exchange offer for 15% or more of the outstanding Shares is commenced, and the Company Board, within ten business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its shareholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its shareholders; or (2) any person or group shall have entered into a definitive agreement or agreement in principle with Company with respect to a Third Party Acquisition;

          (d) the Company Board shall have withdrawn, or modified or changed in a manner adverse to Parent and Acquisition (including by amendment of the Schedule 14D-9), its recommendation of the Offer, this Agreement or the Merger, or recommended another proposal or offer, or the Company Board, shall have resolved to do any of the foregoing; or

          (e) this Agreement shall have terminated in accordance with its terms,

which in the good faith judgment of Parent, in any such case, and regardless of the circumstances (including any action or inaction by Parent) giving rise to such condition makes it inadvisable to proceed with the Offer or the acceptance for payment of or payment for the Shares.

The foregoing conditions are for the sole benefit of Parent and Acquisition and may be waived by Parent and Acquisition, in whole or in part at any time and from time to time, in the sole discretion of Parent and Acquisition. The failure by Parent and Acquisition at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.